Exhibit (c)(v)

Morgan Stanley Board of Directors Update Tricon Residential January 5, 2024

Morgan Stanley

Market Backdrop

Markets Rallied in 4Q23, Catalyzed in Particular by Fed Commentary in Early December

Equity Markets

- Markets rose materially during the fourth quarter of 2023 with Fed commentary (and anticipation of future rate cuts beginning in '24) being a key catalyst
  - While the market may currently be ahead of the Fed (market pricing in ~6 cuts in '24, while the Fed anticipates 3), market sentiment has materially improved and has impacted public market pricing
- The broader REIT index is up 16% since the start of 4Q23 and Tricon has outperformed, up 23%
- Tricon has also outperformed its SFR peers during this time period. There are a number of likely contributing factors (small caps have rallied, companies that were "over-sold" or had underperformed earlier in the year have dramatically corrected, etc.)
  - Beginning 4Q23, Tricon has also outperformed other small cap REITs

Significant Rally Into Year End

Total Return – Indexed to 100 as of 10/1/2023 [1]


140
130
120
110
100
90
80
Oct '23
Nov '23
Dec '23
Jan '24
23%
16%
10%
10%
8%
Tricon
SFR Peers (2)
Small-Cap REIT Index (3)
MSCI US REIT
S&P 500

Rate Environment and Outlook

- Rates have also been impacted by the Fed, the 10-year Treasury is ~100bps below peak levels in '23 and currently sits at ~4%
- An expectation that inflation is under control (and/or soft landing / no landing narrative) combined with the anticipation of rate cuts in '24 and beyond has materially changed the outlook in the rates market, which is evidenced by the public equity market
- Movement in rates (and in rate outlook) has led to a change in sentiment with regards to estimated cost of financing and underwriting assumptions

10-Year at ~4.0% is Up 200bps since First Hike (Down from Recent Oct. Peak of ~5.0%)

10Y US Treasury Yield – 1/1/2023 to Current [1]


Rates declined following Fed signaling of rate cuts in mid-2024; latest Blackstone offer received 1/2/2024
5.5%
5.0%
4.5%
4.0%
3.5%
3.0%
Jan '23
Mar '23
May '23
Jul '23
Sep '23
Nov '23
Jan '24
Current:
4.00%

Source: S&P Capital IQ, Bloomberg, IMF

Notes:
1. Market data as of January 4, 2024
2. SFR Peers comprised of INVH and AMH; weighted by market cap
3. Small-Cap REIT Index comprised of AIV, BRT, CLPR, IRT, NXRT, VRE; weighted by market cap

TRICON RESIDENTIAL 2

Morgan Stanley

Recent Trading Performance

From Blackstone's Initial Indication of Interest to Its Latest Indication of Interest

- 10-year Treasury had expanded by ~55bps from the time of Blackstone's initial verbal indication of interest (9/14/23) until its withdrawal on 10/28/23
- Since then, the 10-year Treasury has declined by ~84bps and the outlook for rate cuts (timing, number, and magnitude) has accelerated. Tricon share price (and the broader market) performance since the end of October demonstrates this change in sentiment
- Tricon's relative valuation discount (vs. SFR peers) has narrowed on an FFOx basis and relative to consensus NAV

Summary of Valuation Changes

Since 9/14/23

Offer Price per Share / Tricon Share Price


At Initial Verbal Offer (9/14)
At Written Offer (10/2)
At Withdrawal (10/28)
At Current Offer (1/2)
+$0.10
($1.98)
+$2.24
$11.00
$8.54
28.8% Premium
$11.10
$7.40
50.0% Premium
$11.10
$6.56
69.2% Premium
$11.10
$8.80
26.1% Premium
Offer Price Per Share
Tricon Share Price

	At Initial Verbal Offer (9/14)	At Written Offer (10/2)	At Withdrawal (10/28)	At Current Offer (1/2)
Market Data Date	9/14/2023	9/29/2023	10/27/2023	1/4/2024
10-Yr US Treasury	4.29%	4.59%	4.84%	4.00%

+55bps (9/14/2023 to 10/27/2023); (84bps) (10/27/2023 to 1/4/2024)

Valuation (Consensus '24E FFOx | P / (D) to Consensus NAV)				
Tricon Residential	13.6x / (32.8%)	11.8x / (41.7%)	10.6x / (47.7%)	14.4x / (27.2%)
amh	20.7x / (4.3%)	19.1x / (10.4%)	17.9x / (14.7%)	20.3x / (6.1%)
invitation homes	18.5x / (7.3%)	16.6x / (16.3%)	15.2x / (23.4%)	18.2x / (8.8%)

Source: S&P Capital IQ, Company Filings

TRICON RESIDENTIAL

3

Morgan Stanley

Rates Movement and Pricing Fundamentals

Applied Market Cap Rates Have Widened in Recent Months

Observations

- Nominal cap rates applied by Green Street in its NAV analysis have expanded over the past 2 years
  - While possibly due to lagging effect, this continued to be the case during the fourth quarter of 2023, notwithstanding the material decline in base rates during recent months
- As additional data points on private market real estate valuations, NAVs of publicly disclosed Non-Traded REITs exhibited value declines during October and November 2023 (December data not yet available)

Recent Changes in Green Street Applied Cap Rates

	GSA Applied Cap Rate (%)		
Sector	Sep. 2023	Jan. 2024	Change (bps)
Apartment	5.2%	5.7%	50 bps
Data Center	5.5%	6.0%	54 bps
Gaming	6.8%	6.9%	15 bps
Health Care	6.4%	7.1%	75 bps
Industrial	4.2%	4.8%	61 bps
Lodging	8.5%	8.6%	11 bps
Mall	7.4%	7.9%	43 bps
Net Lease	7.0%	7.3%	25 bps
Office	7.3%	7.8%	49 bps
Self-Storage	5.1%	5.6%	54 bps
Strip Center	6.6%	6.9%	24 bps
Tower	4.6%	5.2%	60 bps
Average	**6.2%**	**6.7%**	**43 bps**

Nominal Cap Rates Have Widened Over the Last 2 Years

Green Street All-Sector Average Nominal Cap Rate (Market Cap-Weighted) – 1/1/2023 to Current


6.5%
6.0%
5.5%
5.0%
4.5%
4.0%
Dec '21
Mar '22
Jun '22
Sep '22
Dec '22
Mar '23
Jun '23
Sep '23
Jan '24
6.1%
~45bps spread to end of Sep. '23

Source: Green Street Advisors

TRICON RESIDENTIAL 4

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